EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Deferred Compensation Plan of CSX Corporation and Affiliated Companies of our report dated February 11, 2003, with respect to the consolidated financial statements of CSX Corporation incorporated by reference in its Annual Report (Form 10-K) for the fiscal year ended December 27, 2002, and Note 19 to CSX’s consolidated financial statements included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jacksonville, Florida

November 12, 2003